EXHIBIT 99.1
                                                       ============


JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE


COMPANY CONTACT:	Michael J. Valentine
                        Chief Financial Officer
                        847-871-6509


FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 2, 2007


Net Income for the Second Quarter was $1.2 million or $.12 Per Share
--------------------------------------------------------------------

Elk Grove Village, IL, February 2, 2007 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2007 second quarter.
Net income for the current quarter was $1.2 million, or $.12 per share diluted, compared to net loss of approximately $0.1 million, or $.01 per share diluted, for the second quarter of fiscal 2006. Including the $3.0 million gain related to real estate sales that occurred in the first quarter, current year to date net loss was $3.6 million, or $.34 per share diluted, compared to a net loss of $1.2 million, or $.11 per share diluted, for the first two quarters of fiscal 2006.

Net sales decreased from approximately $191.1 million for the second quarter of fiscal 2006 to $177.7 million for the second quarter of fiscal 2007. Net sales increases in the export and contract manufacturing distribution channels were more than offset by decreases in net sales in the industrial, consumer and food service distribution channels. The net sales decrease in the quarterly comparison is almost completely attributable to a decline in the overall average selling price per pound
shipped of 7.3%.    The decline in the overall average selling price per
pound was generated mainly from a significant decrease in selling prices in the industrial channel as a result of lower market prices for most new crop tree nuts. As a result of lower consumption over the last twelve months and in some cases larger crop sizes, selling prices declined for all key commodities except walnuts. The increase in total unit volume sold, which is measured in pounds shipped, for the industrial and contract manufacturing channels was slightly higher than the total decrease in unit volume sold for the consumer, export and food service channels. The increase in the total unit volume sold for pecans, peanuts and macadamia nuts was slightly higher than the decrease in the total unit volume sold for almonds, walnuts and cashews. For the first two quarters of fiscal 2007, net sales decreased to $311.4 million from $329.7 million for the first two quarters of fiscal 2006. The decrease in net sales for the year to date comparison was attributable primarily to lower average selling prices. Unit volume sold increased by 1.7% in the year to date comparison.

The gross profit margin, as a percentage of net sales, increased from 8.4% for the second quarter of fiscal 2006 to 10.8% for the current quarter. The current second quarter gross profit margin increased in the consumer, industrial and contract manufacturing distribution channels, while gross profit margins remained unchanged in the food service and export distribution channels when compared to the gross profit margin for
those channels for the second quarter of fiscal 2006.   Mainly as a
result of lower acquisition costs, the current quarter gross profit margin, as a percentage of net sales, increased on sales of macadamias, almonds, pecans, cashews and peanuts in comparison to the gross profit margin for the sales of those commodities in the second quarter of fiscal 2006. The increase in gross profit margin on the sales of those commodities was partially offset by a decrease in the gross profit margin on sales of walnuts, because the Company shipped higher cost new crop walnuts against lower priced old crop sales contracts during the current quarter. The current year to date gross profit margin, as a percentage of net sales, decreased from 8.9% for the second quarter of fiscal 2006 to 8.0%. The benefits derived from lower acquisition costs for most new crop tree nuts in the latter part of the current second quarter were not sufficient to offset the negative impact of high commodity costs on gross profit margin for the first five months of fiscal 2007.

Selling and administrative expenses for the current quarter increased to 8.6% of net sales for the current quarter from 7.8% of net sales for the second quarter of fiscal 2006 primarily as a result of a lower sales base while certain costs remained relatively fixed. Additionally, the significant decrease in shipping costs to customers was more than offset by increases in costs related to the new distribution center and audit and legal costs. Selling and administrative expenses, as a percentage of net sales, were relatively unchanged at 8.7% in the year to date comparison after considering the gains related to the sales of properties that occurred in the first quarter of fiscal 2007.

For the second quarter of fiscal 2007, operating income was $3.8 million compared to $1.3 million for the second quarter of fiscal 2006. The current year to date operating loss was $2.1 million compared to operating income of $1.2 million for the same year to date period in fiscal 2006.

Interest expense for the second quarter of fiscal 2007 increased to $1.8 million from $1.1 million for the second quarter of fiscal 2006.
Interest expense for the current year to date period was approximately $3.5 million compared to $2.7 million for the first two quarters of fiscal 2006. Increased short-term debt levels and higher interest rates led to the increase in interest expense in the quarterly comparison. For the most part, capital expenditures, related primarily to the facility consolidation project, led to the increase in notes payable. Inventories on hand at the end of the current second quarter declined by $43.7 million or 20.9% when compared to the value of inventories on hand at the end of the second quarter of fiscal 2006. Pounds of raw nuts declined by approximately 17.5 million pounds or 16.8% when compared to the quantity of raw nuts on hand at the end of the second quarter of fiscal 2006. The weighted average cost per pound of raw nuts decreased by 20.1% in the quarterly comparison.

As a result of the improvement in the gross profit margin, the Company was in compliance with quarterly financial covenants in its Note Agreement and Bank Credit Facility as of the end of the current second quarter. Because there continues to be uncertainty as to whether the Company will comply with financial covenants at the end of the third and fourth quarters of fiscal 2007, the Company has appropriately classified the balance due under the Note Agreement as current maturities on its balance sheet as of December 28, 2006.

"Although net sales declined in the quarter mainly due to lower selling prices in the industrial channel, net income improved mainly as a result of lower nut acquisition costs," stated Jeffrey T. Sanfilippo, Chief
Executive Officer.   "The Company has cycled through its negative margin
almond contracts, and gross profit margin on December almond sales improved significantly in comparison to gross profit margin on almonds sales made earlier in the second quarter. Walnut gross margins should also improve as the Company begins to ship against higher priced new crop walnut sales. Margin gains in other nuts may be mitigated by a negative impact on pecan margins as field prices for inshell pecans have risen in recent weeks," Mr. Sanfilippo explained. "Net sales in the consumer channel were negatively impacted by declines in the Company's private label business as a result of heavy promotional activity from the national brand and lost business at a major retailer. These declines were partially offset by sales to new private label customers as well as new items developed for existing customers. In addition, sales of Fisher branded products increased by 15% in the quarter as a result of new distribution and increased promotional activity," Mr. Sanfilippo stated. "The move to our new corporate headquarters is on schedule, and we are now manufacturing some products and shipping products to our customers out of the new Elgin facility. Our corporate offices will move this February while we continue to relocate production lines from our existing facilities," Mr. Sanfilippo noted. "The Elgin facility recently was awarded the highest possible rating from an independent auditing firm in its first food processing facility audit, and we are now in the process of obtaining facility approvals from our customers," Mr. Sanfilippo concluded.

The statement of Jeffrey T. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are:
(i) if the Company sustains losses, the ability of the Company to continue as a going concern, (ii) sales activity for the Company's products, including a decline in sales to one or more key customers;
(iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) fluctuations in the value and quantity of the Company's nut inventories due to fluctuations in the market prices of nuts and routine bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company's ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products; (vii) risks and uncertainties regarding the Company's facility consolidation project; (viii) sustained losses, which would, among other things, negatively impact the Company's ability to comply with the financial covenants in its amended credit agreements; (ix) the ability of the Company to satisfy its customers' supply needs; (x) the ability of the Company to retain key personnel; (xi) the potential negative impact of government regulations, including the 2002 Farm Bill and the Public Health Security and Bioterrorism Preparedness and Response Act; (xii) the Company's ability to do business in emerging markets; (xiii) the Company's ability to properly measure and maintain its inventory; (xiv) the effect of the group that owns the majority of the Company's voting securities, including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company's securities that they own; and (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.


                    JOHN B. SANFILIPPO & SON, INC.
                    ------------------------------

                CONSOLIDATED STATEMENTS OF OPERATIONS
                -------------------------------------
           (Dollars in thousands, except earnings per share)



                                       For the Quarter Ended          For the Twenty-six Weeks Ended
                                     -------------------------        ------------------------------
                                            (Unaudited)                        (Unaudited)

                                     December 28,  December 29,        December 28,    December 29,
                                          2006          2005                2006            2005
                                     -----------   -----------         -----------     -----------
Net sales                               $177,654      $191,077            $311,447        $329,735
Cost of sales                            158,516       174,938             286,586         300,316
                                     -----------   -----------         -----------     -----------
Gross profit                              19,138        16,139              24,861          29,419
                                     -----------   -----------         -----------     -----------

Selling expenses                          11,253        11,135              22,071          21,021
Administrative expenses                    4,128         3,742               7,961           7,218
Gain related to real estate sales             --            --              (3,047)             --
                                     -----------   -----------         -----------     -----------
                                          15,381        14,877              26,985          28,239
                                     -----------   -----------         -----------     -----------
Income (loss) from operations              3,757         1,262              (2,124)          1,180
                                     -----------   -----------         -----------     -----------

Other income (expense):
  Interest expense                        (1,784)       (1,149)             (3,454)         (2,664)
  Rental and miscellaneous
   (expense), net                            (37)         (122)                (96)           (268)
                                     -----------   -----------         -----------     -----------
                                          (1,821)       (1,271)             (3,550)         (2,932)
                                     -----------   -----------         -----------     -----------

Income (loss) before income taxes          1,936            (9)             (5,674)         (1,752)
Income tax expense (benefit)                 700            55              (2,089)           (560)
                                     -----------   -----------         -----------     -----------
Net income (loss)                         $1,236         ($64)             ($3,585)        ($1,192)
                                     ===========   ===========         ===========     ===========

Basic and diluted earnings
 (loss) per share                          $0.12        ($0.01)             ($0.34)         ($0.11)
                                     ===========   ===========         ===========     ===========

Weighted average shares outstanding
  -- basic                            10,591,955    10,582,562          10,591,790      10,581,365
                                     ===========   ===========         ===========     ===========
  -- diluted                          10,639,316    10,582,562          10,591,790      10,581,365
                                     ===========   ===========         ===========     ===========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                              (Unaudited)
                          (Dollars in thousands)




                                      December 28,    December 28,
                                            2006            2006       June 29,
                                     (as reported)   (as corrected)      2006
                                     -------------   --------------   ---------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                $4,498         $4,498         $2,232
  Accounts receivable, net                 43,627         43,627         35,481
  Inventories                             165,784        165,784        164,390
  Deferred income taxes                     3,022          3,022          2,984
  Income taxes receivable                   8,847          8,847          6,427
  Prepaid expenses and other
   current assets                           1,631          1,631          2,248
  Asset held for sale                          --          5,569             --
                                      -----------    -----------      ---------
                                          227,409        232,978        213,762

PROPERTIES, NET                           169,939        169,939        156,859
OTHER ASSETS                               20,999         15,430         20,291
                                      -----------    -----------      ---------
                                         $418,347       $418,347       $390,912
                                      ===========    ===========      =========



                                           December 28,      June 29,
                                                2006           2006
                                           ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving credit facility borrowings         $56,755        $64,341
  Current maturities of long-term debt          58,535         67,717
  Accounts payable                              60,408         27,944
  Book overdraft                                11,700         14,301
  Accrued expenses                              18,419         16,842
                                          ------------      ---------
                                               205,817        191,145
                                          ------------      ---------
LONG-TERM LIABILITIES:
  Long-term debt                                20,368          5,618
  Retirement plan                                8,318          7,654
  Deferred income taxes                          6,667          6,385
  Other                                            404             --
                                          ------------      ---------
                                                35,757         19,657
                                          ------------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                              26             26
  Common stock                                      81             81
  Capital in excess of par value               100,068         99,820
  Retained earnings                             77,802         81,387
  Treasury stock                                (1,204)        (1,204)
                                          ------------      ---------
                                               176,773        180,110
                                          ------------      ---------
                                              $418,347       $390,912
                                          ============      =========